UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Mission Valley Road, Suite 101

San Diego, California 92108

(Address of Principal Executive Offices)

(619) 683-9830

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2014, Mad Catz Interactive, Inc. (the “Company”) entered into Amended and Restated Employment Agreements (each an “Employment Agreement”) with each of its executive officers. Pursuant to the Employment Agreements, Darren Richardson will continue to serve as the Company’s President and Chief Executive Officer, Karen McGinnis will continue to serve as the Company’s Chief Financial Officer, Whitney Peterson will continue to serve as the Company’s Senior Vice President, Business Affairs, General Counsel and Secretary, Brian Andersen will continue to serve as the Company’s Chief Operating Officer, and Andrew Young will continue to serve as the Company’s Vice President, Product Development. Each Employment Agreement replaces in its entirety the Employment Agreement previously entered into between the Company and each executive officer.

Each of the Employment Agreements is effective as of April 22, 2014, has an initial one (1)-year term and automatically renews for successive one (1) year periods unless earlier terminated in accordance with the terms provided therein. The annual base salary of each of the executive officers under the Employment Agreements continues at $423,295 for Mr. Richardson, $275,000 for Ms. McGinnis, $275,210 for Mr. Peterson, £168,047 (approx. $279,546) for Mr. Andersen and £130,855 (approx.$217,677) for Mr. Young. Each executive officer’s annual base salary is subject to review and adjustment by the Company’s Board of Directors in its reasonable discretion. Under the Employment Agreements, each executive officer is also eligible to participate in such other incentive compensation programs as may be in effect from time to time for the Company’s senior executive officers and in such health, retirement, insurance, paid time off and other benefits programs and policies as are offered by the Company, including four (4) weeks of paid time off per year during the first five (5) years of service to the Company and an additional week of paid time off for each additional five (5) years of service to the Company up to a maximum of six (6) weeks of paid time off each year.

Under the Employment Agreements, each executive officer’s employment with the Company is “at will” and may be terminated by the Company or the respective executive officer without any breach of the Employment Agreement. Each Employment Agreement provides that if the agreement is terminated by the executive officer for “good reason” or by the Company without “cause,” as such terms are defined in each Employment Agreement, each terminated executive officer will be entitled to receive from the Company severance benefits equal to (a) continued base salary payments, paid according to the Company’s normal payroll practice, for a period of two (2) years for Mr. Richardson and eighteen (18) months for the other executive officers, (b) if other executive officers receive bonuses for the fiscal year in which an executive officer is terminated, then a pro rata share of the bonus that would have been received by such executive officer for such fiscal year, (c) for executive officers employed in the United States, continued medical and health benefits for the executive officer and his or her family for two (2) years following termination or until the executive officer is eligible to receive substantially the same medical and health benefits from another employer, whichever occurs first. The terminated executive officer will also receive such benefits as are required under applicable law. The Company’s severance obligations are also subject to receipt of a release of claims from the terminated executive officer.

If an executive officer’s employment with the Company is terminated within the period of three (3) months prior to a “change of control,” as defined in the Employment Agreements, or within fifteen (15) months following a “change in control,” the terminated executive officer will be entitled to receive (a) a lump sum payment in cash equal to two (2) years of his base salary for Mr. Richardson, and eighteen (18) months of the applicable executive officer’s base salary for the other executive officers, (b) the target bonus for the fiscal year in which the termination occurred, (c) for executive officers employed in the United States, continued medical and health benefits for the executive officer and his or her family for two (2) years following termination or, until the executive officer is eligible to receive medical and health benefits from another employer, whichever occurs first and (c) full vesting of all unvested stock options and restricted stock held by the executive officer and continue exercisability of stock options until the first anniversary of the date of termination.

The Employment Agreements impose confidentiality obligations, contain various restrictive covenants (such as non-competition, non-solicitation and non-disparagement obligations), and contain other terms and conditions commonly contained in employment agreements for executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2014	MAD CATZ INTERACTIVE, INC.

	By:	/s/ KAREN MCGINNIS
Name: Karen McGinnis
Its: Chief Financial Officer